Exhibit 99.1

                   BLUEFLY REPORTS SECOND QUARTER 2006 RESULTS
                          o     Revenues Increase by 39.6%
                          o     Gross Margin Remains Strong At 42.0%

New York, NY August 3, 2006 - Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com) today announced strong growth in revenue and margin levels for the second quarter of 2006.

Highlights for the second quarter of 2006 include the following:
     o Revenues increased by approximately 39.6% to $16.8 million from $12.0 million in the second quarter of 2005.
     o Gross margin expanded by 330 basis points to 42.0% from 38.7% in the second quarter of 2005.
     o Gross profit increased by 51.5% to $7.0 million from $4.7 million in the second quarter of 2005.
     o Operating loss increased to $1.8 million from $1.0 million primarily as a result of three items: $611,000 of expense reported in connection with employee stock options as a result of the adoption of SFAS123(R); executive bonuses in the amount of $675,000 paid in connection with the recent financing; and a year-over-year incremental increase of $505,000 in spending related to marketing and advertising.
     o Average order size increased by nearly 15% to $248.32 from $216.09 in the second quarter of 2005.
     o The cash balance was approximately $24 million, up from $9.4 million at year end 2005, as a result of the Company's recently announced financing.
     o Net loss increased to $1.9 million from $1.2 million. Loss per share figure for the second quarter of 2006 includes a non-cash charge of $3.9 million related to the deemed dividend related to the beneficial conversion of Series F Preferred Stock. Accordingly, loss per share increased to $0.17 per share (based on 40.3 million weighted average shares outstanding after preferred stock dividends) from $0.15 per share (based on 15.4 million weighted average shares outstanding after preferred stock dividends).
     o Weighted average shares increased to 40.3 million from 15.4 million as a result of the financing and the conversion of the Company's preferred stock into common stock in connection with the financing. Total shares outstanding at June 30, 2006 were 128.2 million.

On June 15th, the Company announced that Maverick Capital, Ltd. and private funds associated with Prentice Capital Management, LP, completed a purchase of $50 million of newly issued common stock from Bluefly. In connection with the transaction, private funds associated with Soros Fund Management LLC converted all of their preferred stock into common stock. Bluefly retained $25 million of the proceeds to grow its business and fund working capital. The balance of the $25 million was used to repay debt to the Soros Funds, as well as to pay accrued dividends on the preferred stock converted in connection with the transaction.

"This was quite a good quarter for us," said Melissa Payner, Bluefly's CEO. "We successfully addressed our capital structure challenges. Our new capital resources will provide the Company with greater operating flexibility and marketing power. The effectiveness of our aggressive and evolving advertising campaign continues to show up in our top-line and margin results. Again we are excited about the direction of our business."

The Company will host a conference call Webcast to discuss its second quarter results on August 3rd at 5 p.m. EDT. Investors can access the Webcast at www.investor.bluefly.com.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the Company's ability to execute on, and gain additional revenue from, its marketing initiatives; the Company's history of losses and anticipated future losses; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with the Company's ability to handle increased traffic and/or continued improvements to its Web site.

                 CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                        THREE MONTHS ENDED
                                                    ---------------------------
                                                      JUNE 30,       JUNE 30,
                                                        2006           2005
                                                    ------------   ------------
Net sales                                           $ 16,793,000   $ 12,029,000
Cost of sales                                          9,747,000      7,378,000
                                                    ------------   ------------
     Gross profit                                      7,046,000      4,651,000
     Gross profit percentage                                42.0%          38.7%

Selling, marketing and fulfillment expenses            5,577,000      4,068,000
General and administrative expenses                    3,223,000      1,602,000
                                                    ------------   ------------
   Operating loss                                     (1,754,000)    (1,019,000)

Interest and other income                                 67,000         29,000

Interest expense                                        (214,000)      (179,000)
                                                    ------------   ------------
Net loss                                            $ (1,901,000)  $ (1,169,000)
                                                    ============   ============
Preferred stock dividends                               (990,000)    (1,169,000)

Deemed dividends related to beneficial conversion
 feature on Series F Preferred Stock                  (3,857,000)            --

Net loss available to common shareholders           $ (6,748,000)  $ (2,338,000)
                                                    ============   ============

Basic and diluted net loss per share
 (after preferred stock dividends)                  $      (0.17)  $      (0.15)
                                                    ============   ============
Weighted average shares outstanding                   40,267,334     15,420,956
                                                    ============   ============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS-
UNAUDITED
                                                      JUNE 30,     DECEMBER 31,
                                                        2006           2005
                                                    ------------   ------------
Cash                                                $ 23,997,000   $  9,408,000
Inventories, net                                      21,130,000     16,893,000
Prepaid Inventory                                        615,000        485,000
Other Current Assets                                   3,111,000      3,051,000
Property & Equipment, net                              2,789,000      2,895,000
Current Liabilities--excluding related party
liabilities below                                     11,444,000     11,936,000
Notes Payable to Related Party Shareholders
(including interest payable)                                  --      5,217,000

Shareholders' Equity                                  40,480,000     15,865,000


                                              THREE MONTHS     THREE MONTHS
                                                 ENDED            ENDED
                                              June 30, 2006    June 30, 2005
                                             --------------   --------------
Average Order Size (including shipping
 & handling revenue)                         $       248.32   $       216.09
Customers Added During Period                        37,799           29,561

                                     -more-

CONDENSED STATEMENTS OF CASH FLOWS

                                                                (Unaudited)

                                                               THREE MONTHS     THREE MONTHS
                                                                  ENDED             ENDED
                                                               JUNE 30, 2006    JUNE 30, 2005
                                                              --------------   --------------
Cash flows from operating activities:
 Loss from operations                                         $   (1,901,000)  $   (1,169,000)
 Adjustments to reconcile loss from operations
   to net cash used in operating activities:
    Depreciation and amortization                                    376,000          349,000
    Non-cash expense related to warrants issued to supplier           41,000           68,000
    Provisions for returns                                           147,000         (634,000)
    Bad debt expense                                                 405,000           78,000
    Stock options expense                                            611,000           11,000
    Reserve for inventory obsolescence                               375,000          295,000
    Changes in operating assets and liabilities:
     (Increase) decrease in:
      Inventories                                                   (198,000)      (1,452,000)
      Accounts receivable                                            424,000          109,000
      Prepaid inventory                                             (456,000)       1,586,000
      Prepaid expenses                                              (183,000)          97,000
      Other current assets                                          (143,000)         210,000
     (Decrease) increase in:
      Accounts payable                                            (4,194,000)      (1,718,000)
      Accrued expenses and other current liabilities               1,827,000         (231,000)
      Interest payable to related party shareholders                 122,000          134,000
      Deferred revenue                                              (192,000)              --
                                                              --------------   --------------
      Net cash used in operating activities                       (2,939,000)      (2,267,000)

Cash flows from investing activities:
 Purchase of property and equipment                                 (482,000)        (731,000)
                                                              --------------   --------------
      Net cash used in investing activities                         (482,000)        (731,000)
                                                              --------------   --------------
Cash flows from financing activities:
 Net proceeds from June 2006 Financing                            48,002,000               --
 Repayment of related party loan                                  (5,488,000)              --
 Preferred Stock Dividends paid                                  (19,512,000)              --
 Net proceeds from June 2005 Financing                                    --        6,752,000
 Net proceeds from exercise of  Stock Options                             --          321,000
 Payment of capital lease obligation                                 (13,000)         (10,000)
                                                              --------------   --------------
      Net cash (used in) provided by financing activities         22,989,000        7,063,000
                                                              --------------   --------------
Net increase (decrease) in cash and cash equivalents              19,568,000        4,065,000

Cash and cash equivalents - beginning of period                    4,429,000        4,150,000
                                                              --------------   --------------
      Cash and cash equivalents - end of period               $   23,997,000   $    8,215,000
                                                              ==============   ==============

FOR IMMEDIATE RELEASE     INVESTOR CONTACT:         PRESS CONTACT:
                          Patrick Barry             Moon Lee
                          CFO, Bluefly, Inc.        RLMpr
                          212- 944-8000 ext. 239    212-741-4660 ext. 231
                          pat@bluefly.com           moon@RLMpr.com

                          Budd Zuckerman
                          Genesis Select
                          303-415-0200
                          bzuckerman@genesisselect.com